Exhibit 10.1

March 31, 2009

Via Hand Delivery

[Senior Executive Officer]

Dear [Senior Executive Officer],

As you are aware, IBERIABANK Corporation (the “Company”) entered into a Securities Purchase Agreement with the United States Department of Treasury (the “Treasury”) on December 5, 2008 that provided for the Company’s participation in the Treasury’s TARP Capital Purchase Program (the “CPP”). As a condition to the Company’s participation in the CPP, you entered into a Letter Agreement with the Company on December 5, 2008 in which you consented to amendments to certain compensation-related plans, programs and arrangements in which you participated. The amendments in your Letter Agreement restrict certain compensation payments to you from the Company and apply during the period in which any obligation arising from financial assistance provided under the CPP remains outstanding. This restricted period does not, however, include any period during which the Federal Government only holds a warrant to purchase common stock of the Company.

Effective today, the Company is repaying the Federal Government the financial assistance it received under the CPP. At such time, the Federal Government will only hold a warrant to purchase common stock of the Company. Accordingly, the limitations contained in your Letter Agreement are no longer applicable, and your Letter Agreement is hereby terminated effective as of March 31, 2009.

The Company’s Board of Directors appreciates the concessions you have made and looks forward to your continued leadership during these financially turbulent times.

Yours sincerely,

IBERIABANK Corporation

By:	/s/ E. Stewart Shea III
Name:	E. Stewart Shea III
Title:	Compensation Committee Chairman